Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
IAA, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of IAA, Inc. and subsidiaries (the Company) as of January 1, 2023 and January 2, 2022, the related consolidated statements of income, comprehensive income, stockholders’ equity (deficit), and cash flows for each of the fiscal years in the three-year period ended January 1, 2023, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 1, 2023 and January 2, 2022, and the results of its operations and its cash flows for each of the fiscal years in the three-year period ended January 1, 2023, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of January 1, 2023, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 24, 2023 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Sufficiency of audit evidence over U.S. service revenues from buyer and seller fees

As discussed in Note 2 and 15 to the consolidated financial statements, the Company’s U.S. segment recorded service revenues of $1,539.7 million, which included revenues from buyer and seller fees.

2

The Company enters into revenue contracts with sellers of salvage vehicles to facilitate the remarketing of salvage vehicles, including inbound tow, processing, storage, titling, enhancing and selling of such vehicles at auction. The Company also enters into revenue contracts with buyers of salvage vehicles that are generally established via purchase at auction, subject to applicable terms and conditions.

We identified the evaluation of the sufficiency of audit evidence over U.S. service revenues from buyer and seller fees as a critical audit matter. The Company’s use of its proprietary information technology (IT) system to capture and process data to recognize U.S. service revenues from buyer and seller fees required a higher degree of auditor judgment due to the extent and complexity of automation involved in the process. In addition, the nature and extent of audit effort associated with the evaluation of the proprietary IT system and related internal controls relevant to the determination of U.S. service revenues from buyer and seller fees, required specialized skills and knowledge.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the revenue process, including controls related to the recording of U.S. service revenues from buyer and seller fees. We involved IT professionals with specialized skills and knowledge who assisted in (1) obtaining an understanding of the relevant IT system and processes, and (2) testing general IT and IT application controls related to the system used by the Company in its revenue recognition processes for U.S. service revenues from buyer and seller fees. In addition, we:

●	observed a selection of U.S. auction sites to gain an understanding of the revenue related activities, including the use of the IT system.

●	evaluated the Company’s revenue recognition policies by examining the Company’s applicable published terms and conditions as they relate to U.S. buyer service fees.

●	analyzed a selection of customer contracts to understand the contractual terms and conditions as they relate to U.S. seller service fees.

●	selected a sample of both U.S. buyer and seller service revenue transactions and compared the amounts recognized for consistency with underlying documentation.

We evaluated the sufficiency of audit evidence obtained by assessing the results of procedures performed, including the appropriateness of the nature and extent of audit effort.

Goodwill impairment assessment of the International reporting unit

As discussed in Notes 2 and 8 to the consolidated financial statements, the carrying value of goodwill as of January 1, 2023 was $767.5 million, of which $268.9 million related to the International reporting unit. The Company assesses goodwill for impairment annually during the fourth quarter or more frequently when events or changes in circumstances indicate that impairment may exist. Reporting units are tested for impairment by comparing the fair value of each reporting unit with its carrying amount. Management uses a combination of both an income approach (discounted cash flows) and a market approach (market multiples of companies in similar lines of business) to estimate the fair value of reporting units. During the third quarter of fiscal 2022, the Company identified a triggering event for the International reporting unit. The Company performed an impairment test of the International reporting unit as of October 2, 2022 and concluded that no impairment existed.

We identified the evaluation of the goodwill impairment assessment of the International reporting unit during the third quarter of fiscal 2022 as a critical audit matter. A high degree of subjective auditor judgment was required to evaluate certain assumptions used in the Company’s estimate of the fair value of the International reporting unit. Specifically, the Company’s determination of the forecasted revenue growth rates and the discount rate required subjective and challenging auditor judgment.

3

Changes in these assumptions could have had a significant effect on the Company’s assessment of the fair value of the International reporting unit. Additionally, the audit effort associated with the forecasted revenue growth rates and discount rate required specialized skills and knowledge.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the Company’s goodwill impairment assessment process, including controls related to the forecasted revenue growth rates and the discount rate used to estimate the fair value of the International reporting unit. We evaluated the Company’s forecasted revenue growth rates for the International reporting unit, by comparing them to the Company’s historical growth rates, arrangements with customers and forecasted revenue growth rates of peer companies based on publicly available market data. We involved valuation professionals with specialized skills and knowledge, who assisted in (1) evaluating the appropriateness of the selected guideline public companies and providing revenue growth rate ranges for those companies, and (2) evaluating the Company’s selection of the discount rate by comparing it to discount rate ranges that were independently developed using publicly available market data.

/s/ KPMG LLP

We have served as the Company’s auditor since 2018.

Chicago, Illinois
February 24, 2023

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IAA, Inc.

Consolidated Statements of Income

(In millions, except per share data)

	Fiscal Years Ended
	January 1, 2023	January 2, 2022	December 27, 2020
Revenues:
Service revenues	$1,686.4	$1,537.7	$1,233.1
Vehicle and parts sales	412.5	299.7	151.8
Total revenues	2,098.9	1,837.4	1,384.9
Operating expenses:
Cost of services	996.5	851.5	721.7
Cost of vehicle and parts sales	367.7	261.2	125.2
Selling, general and administrative	212.1	192.3	144.9
Depreciation and amortization	105.6	86.5	81.1
Total operating expenses	1,681.9	1,391.5	1,072.9
Operating profit	417.0	445.9	312.0
Interest expense, net	51.0	57.7	56.0
Other expense (income), net	4.6	0.2	(1.0)
Income before income taxes	361.4	388.0	257.0
Income taxes	69.0	93.6	62.2
Net income	$292.4	$294.4	$194.8
Net income per share:
Basic	$2.18	$2.18	$1.45
Diluted	$2.18	$2.18	$1.44

See accompanying notes to consolidated financial statements

5

IAA, Inc.

Consolidated Statements of Comprehensive Income

(In millions)

	Fiscal Years Ended
	January 1, 2023	January 2, 2022	December 27, 2020
Net income	$292.4	$294.4	$194.8
Other comprehensive (loss) income
Foreign currency translation (loss) gain	(39.1)	(2.8)	3.3
Comprehensive income	$253.3	$291.6	$198.1

See accompanying notes to consolidated financial statements

6

IAA, Inc.

Consolidated Balance Sheets

(In millions, except per share amounts)

	January 1, 2023	January 2, 2022
Assets
Current assets
Cash and cash equivalents	$195.9	$109.4
Restricted cash	—	53.0
Accounts receivable, net	445.2	465.7
Prepaid consigned vehicle charges	68.1	72.2
Other current assets	79.2	69.6
Total current assets	788.4	769.9
Non-current assets
Operating lease right-of-use assets, net	1,203.9	1,024.4
Property and equipment, net	383.8	338.1
Goodwill	767.5	797.5
Intangible assets, net	185.2	197.5
Other assets	34.1	26.9
Total non-current assets	2,574.5	2,384.4
Total assets	$3,362.9	$3,154.3

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$231.0	$163.5
Short-term right-of-use operating lease liability	87.6	94.3
Accrued employee benefits and compensation expenses	34.0	44.2
Other accrued expenses	64.9	124.6
Current maturities of long-term debt	32.5	181.3
Total current liabilities	450.0	607.9
Non-current liabilities
Long-term debt	1,090.8	1,120.6
Long-term right-of-use operating lease liability	1,165.0	984.8
Deferred income tax liabilities	66.9	74.8
Other liabilities	22.9	32.6
Total non-current liabilities	2,345.6	2,212.8
Commitments and contingencies (Note 14)
Stockholders' equity
Preferred stock, $0.01 par value: Authorized 150.0 shares; issued and outstanding: none	—	—
Common stock, $0.01 par value: Authorized 750.0 shares; issued and outstanding: 133.8 shares at January 1, 2023 and 134.2 shares at January 2, 2022	1.3	1.3
Treasury stock, at cost: 1.4 shares at January 1, 2023 and 0.7 shares at January 2, 2022	(61.2)	(34.0)
Additional paid-in capital	26.2	18.6
Retained earnings	654.5	362.1
Accumulated other comprehensive loss	(53.5)	(14.4)
Total stockholders' equity	567.3	333.6
Total liabilities and stockholders' equity	$3,362.9	$3,154.3

See accompanying notes to consolidated financial statements

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IAA, Inc.

Consolidated Statements of Stockholders' Equity (Deficit)

(In millions)

	Common Stock		Treasury Stock		Additional Paid-In	Retained Earnings	Accumulated Other Comprehensive	Total Stockholders' Equity
	Shares	Amt	Shares	Amt	Capital	(Deficit)	Loss	(Deficit)
Balance at December 29, 2019	133.6	$1.3	—	$—	$3.5	$(127.1)	$(14.9)	$(137.2)
Net income	—	—	—	—	—	194.8	—	194.8
Foreign currency translation adjustments, net of tax	—	—	—	—	—	—	3.3	3.3
Stock-based compensation expense	—	—	—	—	8.5	—	—	8.5
Common stock issued for exercise and vesting of stock-based awards	1.1	—	—	—	8.1	—	—	8.1
Common stock issued for employee stock purchase plan	—	—	—	—	1.0	—	—	1.0
Withholding taxes on stock-based awards	(0.2)	—	—	—	(9.1)	—	—	(9.1)
Balance at December 27, 2020	134.5	1.3	—	—	12.0	67.7	(11.6)	69.4
Net income	—	—	—	—	—	294.4	—	294.4
Foreign currency translation adjustments, net of tax	—	—	—	—	—	—	(2.8)	(2.8)
Purchase of treasury stock	(0.7)	—	0.7	(34.0)	—	—	—	(34.0)
Stock-based compensation expense	—	—	—	—	11.4	—	—	11.4
Common stock issued for exercise and vesting of stock-based awards	—	—	—	—	1.0	—	—	1.0
Common stock issued for employee stock purchase plan	0.5	—	—	—	1.6	—	—	1.6
Withholding taxes on stock-based awards	(0.1)	—	—	—	(7.4)	—	—	(7.4)
Balance at January 2, 2022	134.2	1.3	0.7	(34.0)	18.6	362.1	(14.4)	333.6
Net income	—	—	—		—	292.4	—	292.4
Foreign currency translation adjustments, net of tax	—	—	—	—	—	—	(39.1)	(39.1)
Purchase of treasury stock	(0.7)	—	0.7	(27.2)	—	—	—	(27.2)
Stock-based compensation expense	—	—	—	—	13.0	—	—	13.0
Common stock issued for exercise and vesting of stock-based awards	0.4	—	—	—	0.4	—	—	0.4
Common stock issued for employee stock purchase plan	0.1	—	—	—	1.3	—	—	1.3
Withholding taxes on stock-based awards	(0.2)	—	—	—	(7.1)	—	—	(7.1)
Balance at January 1, 2023	133.8	1.3	1.4	(61.2)	26.2	654.5	(53.5)	567.3

See accompanying notes to consolidated financial statements

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IAA, Inc.

Consolidated Statements of Cash Flows

(In millions)

	Fiscal Years Ended
	January 1, 2023	January 2, 2022	December 27, 2020
Operating activities
Net income	$292.4	$294.4	$194.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	105.6	86.5	81.1
Operating lease expense	178.3	153.9	136.7
Provision for credit losses	1.4	1.4	4.4
Deferred income taxes	(5.8)	(0.7)	2.0
Loss on extinguishment of debt	—	10.3	—
Amortization of debt issuance costs	2.8	3.4	4.2
Stock-based compensation	13.0	11.4	8.5
Change in contingent consideration liabilities	5.0	2.3	—
Other non-cash, net	3.2	0.2	(0.7)
Changes in operating assets and liabilities, net of acquisitions:
Operating lease payments	(182.6)	(147.0)	(130.9)
Accounts receivable and other assets	18.0	(134.4)	(54.3)
Accounts payable and accrued expenses	(32.0)	29.4	64.2
Net cash provided by operating activities	399.3	311.1	310.0
Investing activities
Acquisition of businesses (net of cash acquired)	—	(257.1)	—
Purchases of property, equipment and computer software	(178.3)	(135.6)	(69.8)
Proceeds from the sale of property and equipment	39.0	0.8	0.8
Other	(3.7)	(2.0)	—
Net cash used by investing activities	(143.0)	(393.9)	(69.0)
Financing activities
Net increase (decrease) in book overdrafts	67.9	28.8	(33.6)
Proceeds from debt issuance	—	815.0	—
Payments on long-term debt	(181.3)	(774.0)	(4.0)
Deferred financing costs	(0.1)	(4.8)	(2.9)
Payments on finance leases	(11.3)	(12.7)	(14.3)
Purchase of treasury stock	(27.2)	(34.0)	—
Issuance of common stock under stock plans	0.4	1.0	8.1
Proceeds from issuance of employee stock purchase plan shares	1.3	1.6	1.0
Tax withholding payments for vested RSUs	(7.1)	(7.4)	(9.1)
Payment of contingent consideration	(54.7)	(1.3)	(1.5)
Net cash (used) provided by financing activities	(212.1)	12.2	(56.3)
Effect of exchange rate changes on cash and restricted cash	(10.7)	0.2	1.0
Net increase (decrease) in cash, cash equivalents and restricted cash	33.5	(70.4)	185.7
Cash, cash equivalents and restricted cash at beginning of period	162.4	232.8	47.1
Cash, cash equivalents and restricted cash at end of period	$195.9	$162.4	$232.8
Cash paid for interest, net	$50.1	$45.2	$53.7
Cash paid for taxes, net	$84.6	$90.0	$59.7

See accompanying notes to consolidated financial statements

9

	Fiscal Years Ended
	January 1, 2023	January 2, 2022	December 27, 2020
Reconciliation of cash, cash equivalents and restricted cash reported in balance sheets
Cash and cash equivalents	$195.9	$109.4	$232.8
Restricted cash	—	53.0	—
Total cash, cash equivalents and restricted cash shown in the statements of cash flows	$195.9	$162.4	$232.8

See accompanying notes to consolidated financial statements

10

IAA, Inc.

Notes to Consolidated Financial Statements

Note 1—Basis of Presentation

Description of Business

IAA, Inc., together with its subsidiaries (collectively referred to herein as “IAA” and “the Company”) is a leading global digital marketplace connecting vehicle buyers and sellers. Leveraging leading-edge technology and focusing on innovation, IAA’s unique platform facilitates the marketing and sale of total loss, damaged and low-value vehicles for a full spectrum of sellers. Headquartered in Westchester, Illinois, the Company has more than 210 facilities throughout the United States, Canada and the United Kingdom. The Company serves a global buyer base and a full spectrum of sellers, including insurance companies, dealerships, fleet lease and rental car companies, and charitable organizations. The Company offers sellers a comprehensive suite of services aimed at maximizing vehicle value, reducing administrative costs, shortening selling cycle time and delivering the highest economic returns. The Company’s products provide global buyers with the vehicles they need to, among other things, fulfill their vehicle rebuild requirements, replacement part inventory or scrap demand. IAA provides global buyers multiple bidding/buying digital channels, innovative vehicle merchandising, efficient evaluation services and online bidding tools, enhancing the overall purchasing experience.

The Company operates in two reportable segments: United States and International. The Company earns fees for its services from both buyers and sellers of vehicles sold through its channels.

Separation from KAR Auction Services, Inc. ("KAR")

On February 27, 2018, KAR announced a plan to pursue the separation and spin-off (the “Separation”) of IAA (its salvage auction business) into a separate public company. On June 28, 2019 (the “Separation Date”), KAR completed the distribution of 100% of the issued and outstanding shares of common stock of IAA to the holders of record of KAR's common stock on June 18, 2019, on a pro rata basis (the “Distribution”). Following the Distribution, IAA became an independent publicly-traded company and is listed on the New York Stock Exchange under the symbol “IAA.”

In connection with the Separation, the Company also entered into various ancillary agreements to effect the Separation and provide a framework for the Company's relationship with KAR after the Separation. For further information regarding these agreements, see Note 3 - Relationship with KAR and Related Entities.

Proposed Merger

On November 7, 2022, the Company entered into the Agreement and Plan of Merger and Reorganization (as amended or otherwise modified prior to January 22, 2023, the “Original Merger Agreement”) with Ritchie Bros. Auctioneers Incorporated, a company organized under the federal laws of Canada and its subsidiaries (collectively referred to as “RBA”). On January 22, 2023, the Company, RBA and the other parties to the Original Merger Agreement entered into the Amendment to the Agreement and Plan of Merger and Reorganization (such amendment, the “Merger Agreement Amendment” and, together with the Original Merger Agreement, as it may be further amended or modified from time to time, the “Merger Agreement”). Per the terms and conditions set forth in the Merger Agreement, at the effective time of the merger, each issued and outstanding share of common stock of the Company (other than certain customary excluded shares) as of immediately prior to such effective time will be converted automatically into the right to receive (A) 0.5252 of a common share, without par value, of RBA (“RBA Common Shares”) and (B) $12.80 in cash, without interest and less any applicable withholding taxes (together, the “Merger Consideration”). The Company's stockholders will receive cash in lieu of any fractional RBA Common Shares to which they would otherwise be entitled. In connection with the Merger Agreement Amendment, the Company also entered into a cooperation agreement (the “Cooperation Agreement”) with Ancora Holdings Group, LLC and/or its applicable affiliates (“Ancora”) regarding the mergers, the membership and composition of the Company’s Board of Directors in certain circumstances and related matters, as well as Ancora’s commitment to appear and vote its shares, representing approximately 4% of the Company’s voting power as of the date of the Cooperation Agreement, in favor of the mergers and related proposals at the special meeting of Company’s stockholders to consider and vote on the adoption of the Merger Agreement and approval of the transactions contemplated thereby and certain other matters.

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IAA, Inc.

Notes to Consolidated Financial Statements (Continued)

Consummation of the mergers is subject to the satisfaction of various conditions, including, among other things, (1) the approval of the issuance of RBA Common Shares by the affirmative vote of a majority of the votes cast by holders of outstanding RBA Common Shares, (2) the adoption of the Merger Agreement by holders of a majority of the outstanding shares of the Company’s common stock and (3) other customary closing conditions. The Company currently operates, and until completion of the mergers will continue to operate, independently of RBA.

In connection with the mergers, the Company has agreed to pay J.P. Morgan a transaction fee of 0.65% of the transaction value (which is generally defined as the enterprise value of the transaction based on the consideration RBA has agreed to provide in the mergers), less $0.5 million, of which $3.0 million became payable by IAA to J.P. Morgan in connection with J.P. Morgan’s delivery of a prior opinion, dated November 6, 2022, $1.5 million of which became payable by IAA to J.P. Morgan in connection with J.P. Morgan’s delivery of its opinion dated January 22, 2023 in connection with the mergers, and the balance of which becomes payable upon closing of the mergers. IAA has also agreed to reimburse J.P. Morgan for its expenses incurred in connection with the mergers, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. In addition, in connection with the mergers, IAA is also responsible for the fees and expenses of its own counsel and other advisors.

In addition, under the Merger Agreement, the Company is permitted to establish a transaction bonus program for employees, including certain executive officers, providing for cash payments of up to $6.0 million that will become payable on the closing of the mergers, subject to the employee’s continued employment through such date. The Company is also permitted under the Merger Agreement to establish a retention bonus program for employees, including certain executive officers, providing for cash retention bonuses of up to $19.0 million that will be payable subject to continued employment for at least a period of time after closing of the mergers.

The consolidated financial statements of the Company were prepared without consideration of the pending mergers.

Basis of Presentation

The consolidated financial statements of the Company include the accounts of the parent company and its wholly-owned subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

Note 2—Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of IAA and all of its wholly owned subsidiaries. Intercompany transactions and balances between consolidated IAA businesses have been eliminated. The financial results of acquired businesses have been included in the Company’s consolidated financial statements from the date of acquisition.

Fiscal Periods

The Company's fiscal year consists of 52 weeks with every fifth year consisting of 53 weeks and ending either the last Sunday in December or the first Sunday in January. Fiscal 2022 contained 52 weeks, fiscal 2021 contained 53 weeks, and fiscal 2020 contained 52 weeks.

Use of Estimates

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates based in part on assumptions about current, and for some estimates, future economic and market conditions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period. Although the current estimates contemplate current conditions and expected future changes, as appropriate, it is reasonably possible that future conditions could differ from these estimates, which could materially affect the Company’s results of operations and financial position.

12

IAA, Inc.

Notes to Consolidated Financial Statements (Continued)

Business Segments

The Company has two operating segments: United States, and International. The Company's two operating segments represent its two reportable segments. These segments represent geographic areas and reflect how the chief operating decision maker allocates resources and measures results. See Note - 15 - Segment Information for additional information.

Foreign Currency

The local currency is the functional currency for each of the Company’s foreign entities. Revenues and expenses denominated in foreign currencies are translated into U.S. dollars at average exchange rates in effect during the period. Assets and liabilities of foreign operations are translated using the exchange rates in effect at year end. Foreign currency transaction gains and losses are included in the consolidated statements of income within “Other (expense) income, net” and resulted in a loss of $5.1 million for the year ended January 1, 2023, a loss of $0.3 million for the year ended January 2, 2022, and a gain of $0.3 million for the year ended December 27, 2020. Adjustments arising from the translation of net assets located outside the U.S. (gains and losses) are included in the consolidated balance sheets within “Accumulated other comprehensive loss”.

Cash Equivalents

All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. These investments are valued at cost, which approximates fair value. The Company did not have a cash equivalents balance at January 1, 2023 or January 2, 2022.

Restricted Cash

Restricted cash as of January 2, 2022 related to the amount held in an escrow account to fund the remaining purchase price of the Company’s acquisition of SYNETIQ Ltd. (“SYNETIQ”), and was paid out during the first quarter of fiscal 2022 upon receipt of required approvals from the U.K. Competition and Markets Authority. See Note - 4 - Acquisitions for additional information related to the SYNETIQ acquisition.

Accounts Receivable

Accounts receivable primarily include the unremitted purchase price of vehicles purchased by third parties at the auctions, fees to be collected from those buyers and amounts due for services provided by the Company related to certain consigned vehicles in the Company’s possession, including advance charges paid on the seller’s behalf. The amounts due with respect to the consigned vehicles are generally deducted from the sales proceeds upon the eventual auction or other disposition of the related vehicles. Due to the nature of the Company’s business, substantially all accounts receivable are due from salvage buyers and insurance companies. The Company has possession of vehicles or vehicle titles collateralizing a significant portion of the accounts receivable.

In addition, accounts receivable include amounts to be collected from landlords of certain leased facilities for reimbursement of leasehold improvements.

Accounts receivable are reported net of an allowance for credit losses. The allowance for credit losses is based on management’s evaluation of the accounts receivable portfolio under current conditions, the volume of the portfolio, overall portfolio credit quality, review of specific collection issues and such other factors which in management’s judgment merit recognition in estimating losses.

13

IAA, Inc.

Notes to Consolidated Financial Statements (Continued)

Prepaid Consigned Vehicle Charges

Prepaid consigned vehicle charges include the inbound tow, titling costs and enhancement charges associated with a consigned vehicle. These prepaid charges are recorded in cost of services at the date the vehicle is sold and revenue is recognized.

Other Current Assets

Other current assets consist of inventories, prepaid expenses, taxes receivable and other miscellaneous assets. The inventories, which consist of vehicles acquired under purchase agreement contracts, are accounted for on the specific identification method and are stated at the lower of cost or net realizable value. Inventories included in Other current assets were $51.4 million and $49.7 million at January 1, 2023 and January 2, 2022, respectively.

Leases

The Company has entered into lease arrangements mainly for property, software, vehicles, furniture and fixtures. The Company determines if an arrangement is a lease at inception. The Company classifies leases as finance leases when there is either a transfer of ownership of the underlying asset by the end of the lease term, the lease contains an option to purchase the asset that the Company is reasonably certain will be exercised, the lease term is for the major part of the remaining economic life of the asset, the present value of the lease payments and any residual value guarantee equals or substantially exceeds all the fair value of the asset, or the asset is of such a specialized nature that it will have no alternative use to the lessor at the end of the lease term. When none of these criteria are met, the Company classifies leases as operating leases.

The Company includes options to extend or terminate the lease in its determination of lease term when it is reasonably certain that the Company will exercise that option. The Company considers leases with an initial term of 12 months or less as short-term in nature and does not record such leases on the balance sheet. The Company records all other leases on the balance sheet with right of use (“ROU”) assets representing the right to use the underlying asset for the lease term and lease liabilities representing the obligation to make lease payments arising from the lease. The Company recognizes ROU assets and lease liabilities at the commencement date based on the present value of the lease payments over the lease term. The Company uses its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of lease payments as the implicit rate within the leases is generally not determinable. The ROU assets include present value of lease payments to be made, initial direct costs incurred and prepaid lease payments and exclude lease incentives. Lease expense for operating leases is recognized on a straight-line basis over the lease term.

The Company has lease agreements with lease and non-lease components, such as fixed maintenance costs, which are accounted for separately. For certain equipment leases, the Company accounts for the lease and non-lease components as a single lease component in calculating ROU assets and lease liabilities.

Goodwill

Goodwill is calculated as the excess of consideration paid over fair value of identifiable net assets of businesses acquired. Goodwill is tested for impairment annually in the fourth quarter, or more frequently as impairment indicators arise.

ASC 350, Intangibles—Goodwill and Other, permits an entity to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If it is determined through the qualitative assessment that a reporting unit’s fair value is more likely than not greater than its carrying value, the quantitative assessment would be unnecessary. The qualitative assessment is optional, allowing companies to go directly to the quantitative assessment.

Under the quantitative assessment, the fair value of each reporting unit is compared with its carrying value (including goodwill). The fair value of the reporting unit is determined using income approach (discounted cash flows) and market approach (market multiples of companies in similar lines of business). If the fair value of the reporting unit exceeds its carrying value, goodwill of the reporting unit is not considered impaired. If the carrying value of the reporting unit exceeds its fair value, the difference, up to the amount of goodwill recorded for the reporting unit, is recognized as an impairment.

14

IAA, Inc.

Notes to Consolidated Financial Statements (Continued)

Intangible Assets

Intangible assets generally consist of customer relationships, tradenames, computer software and technology, and non-compete agreements which, if finite-lived, are amortized over their estimated useful lives using the straight-line method. Tradenames with indefinite lives are not amortized. Costs incurred related to software and technology developed or obtained for internal use are capitalized during the application development stage of software development. The amortization periods of finite-lived intangible assets are re-evaluated periodically when facts and circumstances indicate that revised estimates of useful lives may be warranted. Indefinite-lived tradenames are assessed for impairment, in accordance with ASC 350, annually in the fourth quarter or more frequently as impairment indicators arise. At the end of each assessment, a determination is also made as to whether the tradenames still have an indefinite life.

Property and Equipment

Property and equipment are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method at rates intended to depreciate the costs of assets over their estimated useful lives. Upon retirement or sale of property and equipment, the cost of the disposed assets and related accumulated depreciation is removed from the accounts and any resulting gain or loss is credited or charged to selling, general and administrative expenses. Expenditures for normal repairs and maintenance are charged to expense as incurred. Additions and expenditures for improving or rebuilding existing assets that extend the useful life are capitalized. Leasehold improvements made either at the inception of the lease or during the lease term are amortized over the shorter of their economic lives or the lease term including any renewals that are reasonably assured.

Other Assets

Other assets consist of deposits and other miscellaneous long-term assets.

Impairment of Long-Lived Assets

Management reviews right-of-use assets, property and equipment, customer relationships and other intangible assets for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. The determination includes evaluation of factors such as current market value, future asset utilization, business climate, and future cash flows expected to result from the use of the related assets. If the carrying amount of a long-lived asset exceeds the total amount of the estimated undiscounted future cash flows from that asset, a loss is recognized in the period to the extent that the carrying amount exceeds the fair value of the asset. The impairment analysis is based on the Company’s current business strategy, expected growth rates and estimated future economic and regulatory conditions.

During the third quarter of fiscal 2022, the Company updated its forecasts which resulted in a decline in the International reporting unit’s operating results and projections. The Company identified this as a triggering event and determined that the carrying amount of certain long-lived assets should be evaluated for impairment at October 2, 2022. The Company compared the undiscounted cash flows of these long-lived assets with the carrying value and determined that their fair value exceeded the carrying value by a significant amount and, therefore, no impairment was recorded.

Accounts Payable

Accounts payable include amounts due to sellers from the proceeds of the sale of their consigned vehicles less any fees, as well as book overdrafts. Book overdrafts represent outstanding checks in excess of funds on deposit. The Company had $96.7 million book overdrafts at January 1, 2023, and $28.8 million book overdrafts at January 2, 2022.

Self-Insurance Reserves

The Company self-insures a portion of employee medical benefits, as well as a portion of its automobile, general liability and workers’ compensation claims. The Company has insurance coverage that limits the exposure on individual claims. The cost of the insurance is expensed over the contract periods. Utilizing historical claims experience, the Company records an accrual for the claims related to its employee medical benefits, automobile, general liability and workers’ compensation claims based upon the expected amount of all such claims, which includes the cost of claims that have been incurred but not reported. Accrued medical benefits and worker’s compensation expense are recorded in “Accrued employee benefits and compensation expenses” and was $6.8 million and $6.2 million at January 1, 2023 and January 2, 2022, respectively. Accrued automobile and general liability expenses are recorded in “Other accrued expenses” and amounted to $1.1 million and $1.5 million at January 1, 2023 and January 2, 2022, respectively.

15

IAA, Inc.

Notes to Consolidated Financial Statements (Continued)

Environmental Liabilities

Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. These accruals are adjusted periodically as assessment and remediation efforts progress, or as additional technical or legal information becomes available. Accruals for environmental liabilities are included in "Other accrued expenses" at undiscounted amounts and exclude claims for recoveries from insurance or other third parties.

Unamortized Debt Issuance Costs

Debt issuance costs reflect the expenditures incurred in conjunction with the term loan facility, the revolving credit facility, and the senior notes. The debt issuance costs are amortized to interest expense using the effective interest method or the straight-line method, as applicable, over the lives of the related debt issues. Debt issuance costs are presented as a reduction from the carrying amount of the related debt liability.

Revenue Recognition

The Company generates its revenues from contracts with customers. The Company recognizes revenue when control of the promised goods or services are transferred to customers in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company identifies each performance obligation and evaluates whether the performance obligations are distinct within the context of the contract at contract inception. Performance obligations that are not distinct at contract inception are combined. The Company allocates the transaction price to each distinct performance obligation proportionately based on the estimated standalone selling price for each performance obligation. The Company then determines when the goods or services are transferred to the customer in order to determine the timing of revenue recognition.

The Company has disaggregated revenue at the product level by Services and Vehicle Sales, as well as geographically by the United States and International. See Note 15 - Segment Information for disaggregated revenue.

Service Revenues

Service revenues include auction and auction related fees for all vehicles sold by the Company. The Company does not take title to vehicles that are consigned to the Company by the seller and records auction fees on those vehicles on a net basis because it has no influence on the vehicle auction selling price agreed to by the seller and the buyer at the auction. The buyer fees are typically based on a tiered structure with fees increasing with the sale price of the vehicle, while the seller fees are typically fixed. The Company generally enforces its rights to payment for seller transactions through net settlement provisions following the sale of a vehicle. Greater than 90% of the Company’s revenue is generated at the time of auction as a result of the satisfaction of the seller and buyer performance obligations as described below.

The Company’s contracts with sellers are short-term in nature. The performance obligation contained within the Company's auction contracts for sellers is to facilitate the remarketing of salvage vehicles, including the inbound tow, processing, storage, titling, enhancing and sale at auction. These services are related to facilitating the sale of vehicles and are not distinct within the context of the contract. Accordingly, revenue for these services is recognized when the single performance obligation is satisfied at the point in time when the vehicle is sold through the auction process. Related costs are deferred and recognized at the time of sale.

16

IAA, Inc.

Notes to Consolidated Financial Statements (Continued)

The Company’s contracts with buyers are short-term in nature and are generally established via purchase at auction, subject to standard terms and conditions. These contracts contain a single performance obligation, which is satisfied at a point in time when the vehicle is purchased through the auction process. Buyers also pay a fixed registration fee to access the auctions for a one-year term in addition to the fees paid upon purchase of a vehicle. The performance obligation to provide access to the auctions, associated with the registration, is satisfied ratably over the one- or two-year contractual term of the buyer agreement. Accordingly, registration fee revenue is recognized ratably over the one- or two-year contract term. The Company also offers other services to buyers such as transportation, storage, vehicle condition reporting, and other ancillary services. Revenue from such services is recognized in the period in which such services are provided.

Vehicle and Parts Sales

Vehicle and parts sales represent the selling price of the vehicles, vehicle parts and scrap associated with vehicles purchased by the Company. The Company’s performance obligation is the completion of the sale process. Revenue is recognized at the point in time when the control of the vehicle, vehicle parts or scrap is transferred to the customer, which generally occurs upon delivery to the carrier or the customer. Since the Company acts as a principal in the sale process, the sales price for the vehicle or vehicle parts and scrap is recorded as revenue on a gross basis. Buyer fees associated with vehicle sales are recorded in Service Revenue.

There were no material contract assets, contract liabilities or deferred contract costs recorded on the consolidated balance sheets as of January 1, 2023 and January 2, 2022. For each of the Company’s primary revenue streams, cash flows are consistent with the timing of revenue recognition.

For the years ended January 1, 2023 and January 2, 2022, revenue recognized from performance obligations related to prior periods was not material. Revenue expected to be recognized in any future year related to remaining performance obligations, excluding revenue pertaining to contracts that have an original expected duration of one year or less and contracts where revenue is recognized as invoiced, is not material.

Income Taxes

The Company files federal, state and foreign income tax returns in accordance with the applicable rules of each jurisdiction. The Company accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Taxes. The provision for income taxes includes federal, foreign, state and local income taxes payable, as well as deferred taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable amounts in years in which those temporary differences are expected to be recovered or settled. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

In accordance with ASC 740, the Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Accounting for Stock-Based Compensation

The Company accounts for stock-based compensation under ASC 718, Compensation—Stock Compensation. The Company recognizes all stock-based compensation as expense in the financial statements over the vesting period and that cost is measured as the fair value of the award at the grant date for equity-classified awards. The Company also recognizes the impact of forfeitures as they occur and excess tax benefits and tax deficiencies related to employee stock-based compensation within income tax expense.

17

IAA, Inc.

Notes to Consolidated Financial Statements (Continued)

Customer Concentration

The auction of each salvage vehicle includes a sell fee paid by the provider and a buy fee paid by the purchaser of the vehicle. No single provider customer or buyer customer accounted for more than 10% of consolidated revenues in any period presented. During fiscal 2022, approximately 40% of consolidated revenues were associated with vehicles supplied by the Company’s four largest provider customers in the United States segment.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of accounts receivable. The Company maintains cash and cash equivalents with various major financial institutions. The Company performs periodic evaluations of the relative credit standing of these financial institutions and companies and limits the amount of credit exposure with any one institution. The Company maintains its cash in accounts which may at times exceed Federal Deposit Insurance Corporation insured limits. The Company has not experienced any losses in such accounts. Due to the nature of our business, substantially all of the Company’s accounts receivable are due from vehicle dealers, salvage buyers and insurance companies. The Company has possession of vehicles or vehicle titles collateralizing a significant portion of the trade receivables. The risk associated with this concentration is limited due to the large number of accounts and their geographic dispersion.

Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Assets and liabilities measured at fair value are classified using the following hierarchy, which is based upon the transparency of inputs to the valuation as of the measurement date:

• Level 1: Inputs that are based upon quoted prices in active markets for identical assets or liabilities.

• Level 2: Inputs, other than quoted prices included within Level 1, which are observable either directly or indirectly.

• Level 3: Unobservable inputs where there is little or no market activity for the asset or liability. These inputs reflect management’s best estimate of what market participants would use to price the assets or liabilities at the measurement date.

The carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, other current assets, accounts payable and accrued liabilities approximate fair value because of the short-term nature of those instruments.

In November 2020, the Company entered into an agreement which grants the owner a right during fiscal years 2023 and 2024 to cause the Company to acquire certain assets (the “Put Option”) for a price based on a pre-defined formula. The carrying value of this Put Option is reported at fair value each reporting period. The Company measured and recognized the fair value of the Put Option using a Monte Carlo simulation. Key assumptions used in the valuation include discount rate, volume volatility, risk-free interest rate, cash flow projections and other details specific to the Put Option. The estimated fair value of the Put Option at January 1, 2023 and January 2, 2022 was zero and was categorized within Level 3 of the fair value hierarchy.

See Note 10 - Debt for fair value of debt.

New Accounting Standards

The Company does not believe that any recently issued, but not yet effective, accounting pronouncements, if adopted, would have a material impact on its consolidated financial statements or disclosures.

Note 3—Relationship with KAR and Related Entities

In connection with the Separation, the Company entered into a non-compete and various other ancillary agreements to effect the Separation and provide a framework for the Company's relationship with KAR after the Separation. These agreements noted below govern certain relationships between the Company and KAR after the Separation.

18

IAA, Inc.

Notes to Consolidated Financial Statements (Continued)

Non-Compete Agreement

Pursuant to the Separation and Distribution Agreement, the Company agreed not to compete with KAR in certain non-salvage activities for a period of five years following the Separation Date in certain jurisdictions, subject to certain exceptions. The Company is expressly permitted to continue to conduct its salvage auction business as conducted immediately prior to the Separation Date. The exceptions also permit the Company to conduct certain non-salvage business, in some cases subject to a revenue sharing mechanism in the event such business exceeds specified volume limits or other thresholds. The Company’s transactions with KAR relating to these non-compete provisions were not material for fiscal years 2022, 2021, and 2020.

Transition Services Agreement

Under the transition services agreement, KAR and its subsidiaries provided, on an interim, transitional basis, various services to the Company for a period of up to two years from the Separation Date. The services provided included information technology, accounts payable, payroll, and other financial functions and administrative services. From time to time, the Company also provided similar services to KAR under the transition services agreement. As of June 28, 2021, the Transition Service Agreement terminated in accordance with its term, and neither party is providing services to the other.

Tax Matters Agreement

The tax matters agreement generally governs the Company’s and KAR’s respective rights, responsibilities and obligations with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the Separation, the Distribution or certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes for any tax period ended on or before the Separation Date, as well as tax periods beginning after the date of the Distribution.

In addition, the tax matters agreement imposes certain restrictions on the Company and its subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) designed to preserve the tax-free status of the Separation, the Distribution and certain related transactions. The tax matters agreement also provides special rules that allocate tax liabilities in the event the Separation, the Distribution, or certain related transactions fail to qualify as tax-free for U.S. federal income tax purposes.

Employee Matters Agreement

The employee matters agreement allocated liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs and other related matters. The employee matters agreement governs certain compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of each company. The employee matters agreement provides that, unless otherwise specified, KAR will be responsible for liabilities associated with employees who are employed by KAR following the Separation, former employees whose last employment was with the KAR businesses and certain specified current and former corporate employees, and the Company is responsible for liabilities associated with employees who are employed by it following the Separation, former employees whose last employment was with the Company’s businesses and certain specified current and former corporate employees.

Note 4—Acquisitions

2021 Acquisitions

SYNETIQ Ltd.

On October 26, 2021, IAA, through its indirect wholly owned subsidiary, IAA International Holdings Limited, acquired 100% of SYNETIQ, a leading integrated salvage and vehicle dismantling company in the United Kingdom, to expand its footprint in the United Kingdom. The cash purchase price for SYNETIQ, including working capital and other adjustments, was $314.2 million (£228.2 million), of which $260.2 million (£189.0 million) was paid out in the fourth quarter of fiscal 2021. The remaining payment of $54.0 million (£39.2 million), which was held in an escrow account, and presented as Restricted cash on the consolidated balance sheets as of January 2, 2022, was paid out during the first quarter of fiscal 2022 upon receipt of required approvals from the U.K. Competition and Markets Authority. The Company funded the acquisition with cash on hand and $100.0 million in borrowings under its 2021 Revolving Credit Facility (as defined in Note 10 - Debt). The transaction costs associated with the acquisition were approximately $6.5 million and were recorded in general and administrative expense during fiscal 2021.

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IAA, Inc.

Notes to Consolidated Financial Statements (Continued)

The Company finalized the purchase price allocation for the SYNETIQ acquisition during the three months ended July 3, 2022. Measurement period adjustments were not material. The following table summarizes the fair value of consideration transferred and the fair values of assets acquired and liabilities assumed as of the date of acquisition (in millions):

October 26, 2021
Cash	$260.2
Fair value of contingent consideration*	51.4
Total fair value of consideration transferred	$311.6

*Recorded in Other accrued expenses line within the consolidated balance sheets.

As Adjusted October 26, 2021
Cash	$7.1
Accounts receivable	4.7
Inventory	17.4
ROU assets	39.0
Property and equipment	12.5
Goodwill	256.4
Intangible assets	41.3
Other assets	1.4
Accounts payable and other accrued expenses	(18.9)
Operating lease liabilities	(39.0)
Other long-term liabilities	(10.3)
Net assets acquired	$311.6

The intangible assets acquired related to developed technology (useful life 4 years) and tradename (useful life 5 years), which will be amortized over a weighted average-useful life of approximately 4 years. The relief from royalty method was used to value the developed technology and tradename. This method requires forward looking estimates to determine fair value, including among other assumptions, forecasted revenue growth, obsolescence, and estimated discount and royalty rates. The goodwill recognized from this acquisition reflects expected synergies resulting from adding SYNETIQ’s products and processes to the Company’s products and processes. The acquired goodwill has been allocated to the International segment and is deductible for tax purposes.

The following unaudited pro forma financial information summarizes the combined results of operations for the Company and SYNETIQ, as though the companies were combined as of the beginning of the Company’s fiscal 2020 (in millions):

	Fiscal Year Ended
	January 2, 2022	December 27, 2020
Net revenue	$2,011.1	$1,575.4
Net income	297.9	179.3

20

IAA, Inc.

Notes to Consolidated Financial Statements (Continued)

These pro forma results are based on estimates and assumptions, which the Company believes are reasonable. The pro forma financial information is for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of the Company’s fiscal 2020, and are not necessarily indicative of the Company’s consolidated results of operations in future periods.

The pro forma results include adjustments related to purchase accounting, primarily amortization of intangible assets, accretion of contingent consideration and interest expense related to the borrowings under the Company’s 2021 Revolver Facility in connection with the acquisition of SYNETIQ. In addition, fiscal 2021 pro forma net income was adjusted to exclude $6.5 million of acquisition-related costs incurred in fiscal 2021 and fiscal 2020 pro forma net income was adjusted to include these costs.

Auto Exchange

On June 18, 2021, the Company acquired Marisat, Inc. d/b/a Auto Exchange (“Auto Exchange”), a salvage auction provider located in New Jersey. The estimated acquisition date fair value of the total consideration was $7.3 million, which consisted of $2.0 million of cash, and the fair value of contingent consideration of $5.3 million, $2.0 million of which was paid at closing and is subject to clawback provisions. The remaining contingent consideration with a fair value of $3.3 million is payable over 5 years subject to the achievement of certain performance targets.

The Company finalized the purchase price allocation for the Auto Exchange acquisition. The fair value of acquired customer relationships and other net assets was $4.1 million and $0.6 million, respectively. The $2.6 million excess of the purchase price consideration over the estimated fair value of the acquired net assets was recognized as goodwill and reflects expected synergies resulting from adding Auto Exchange’s products and processes to the Company’s products and processes. The acquired goodwill is allocated to the United States segment and is deductible for tax purposes.

The results of Auto Exchange are included in the Company’s financial statements since the date of acquisition and did not have a material impact on the Company’s financial statements and related disclosures for the periods presented. The costs incurred by the Company in connection with this acquisition were not material.

During fiscal 2022 and fiscal 2021, the Company recorded a charge of $1.9 million and $1.5 million, respectively, in selling, general and administrative expenses to reflect an increase in the fair value of the contingent consideration liability.

Note 5—Stock and Stock-Based Compensation Plans

2019 Omnibus Stock and Incentive Plan

On June 27, 2019, the Company’s board of directors approved the 2019 OSIP. The purpose of the 2019 OSIP is to provide an additional incentive to selected management employees, directors, independent contractors, and consultants of the Company whose contributions are essential to the growth and success of the Company, in order to strengthen the commitment of such persons, motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts will result in the long-term growth and profitability for the Company.

Benefits granted under the 2019 OSIP may be granted in any one or a combination of (i) options to purchase IAA common stock; (ii) IAA share appreciation rights (“SARs”); (iii) restricted shares of IAA common stock; (iv) other IAA stock-based awards; or (v) other cash-based awards. Options, restricted shares and other share-based awards or cash awards may constitute performance-based awards. The granting or vesting of any performance-based awards will be based on achievement of performance objectives that are based on one or more business criteria, with respect to one or more business units or IAA and its subsidiaries as a whole. Such business criteria may be adjusted to account for unusual or infrequently occurring items or changes in accounting.

21

IAA, Inc.

Notes to Consolidated Financial Statements (Continued)

Participants include any employee, director, independent contractor or consultant of IAA or any affiliate of IAA selected to receive awards under the 2019 OSIP, and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be. As of January 1, 2023, the number of common shares reserved and available for awards under the 2019 OSIP is 4,354,169 shares, subject to adjustment made in accordance with the 2019 OSIP. Upon the occurrence of certain corporate events that affect the common stock, including but not limited to extraordinary cash dividend, stock split, reorganization or other relevant changes in capitalization, appropriate adjustments may be made with respect to the number of shares available for grants under the 2019 OSIP, the number of shares covered by outstanding awards and the maximum number of shares that may be granted to any participant.

The aggregate awards granted during any calendar year to any single individual will not exceed: (i) 1,000,000 shares subject to options or SARs, (ii) 500,000 shares subject to restricted shares or other share-based awards and (iii) $5,000,000 with respect to any cash-based award. A non-employee director of IAA may not be granted awards under the 2019 OSIP during any calendar year that, when aggregated with such non-employee director’s cash fees received with respect to such calendar year, exceed $750,000 in total value. The Company issues new shares to satisfy issuances of common stock upon exercise or vesting of stock awards.

The Company recorded stock-based compensation expense of $13.0 million, $11.4 million and $8.5 million, respectively, during fiscal 2022, fiscal 2021 and fiscal 2020. As of January 1, 2023, an estimated $14.4 million of unrecognized expense related to non-vested awards is expected to be recognized over a weighted average term of approximately 1.6 years.

Performance-based Restricted Stock Units (PRSU)

During fiscal 2022, the Company granted 117,832 PRSUs to certain executive officers and certain other employees of the Company that will vest at the end of a three-year performance period if and to the extent that the Company’s three year average return on invested capital achieves certain specified goals.

During fiscal 2022, the Company also granted 33,105 PRSUs to certain executive officers and certain other employees. The vesting of such awards is based upon the Company’s total stockholder return relative to the performance of a peer group over a three years performance period ending December 31, 2024. The grant date fair value of $42.18 per share underlying each PRSU award was calculated using a Monte Carlo simulation. The significant assumptions used to estimate the fair value were: grant date stock price of $38.37; term of 2.76 years; risk-free interest rate of 2.49%; expected volatility of IAA’s common stock of 45.48% and the average expected volatility of the common stock of the peer group of 45.18%; correlation coefficients of IAA of 0.60 and the peer group’s average of 0.72; and a dividend yield of 0.00%.

The following table summarizes the Company’s PRSU activity:

Performance-based Restricted Stock Units	Awards	Weighted Average Grant Date Fair Value
Outstanding at January 2, 2022	168,463	$55.13
Granted	150,937	38.79
Forfeited	(7,228)	49.37
Outstanding at January 1, 2023	312,172	47.36

22

IAA, Inc.

Notes to Consolidated Financial Statements (Continued)

Restricted Stock Units (RSU)

The RSUs granted by the Company to certain executive officers and management of the Company are contingent upon continued employment and generally vest in three equal annual installments. The following table summarizes the Company’s RSU activity:

Restricted Stock Units*	Awards	Weighted Average Grant Date Fair Value
Outstanding at January 2, 2022	496,571	$40.46
Granted	235,933	38.18
Vested	(381,009)	43.45
Forfeited	(16,602)	47.95
Outstanding at January 1, 2023	334,893	44.82

* IAA awards, including those held by KAR employees

The total grant date fair value of shares that vested during fiscal 2022 was $13.3 million.

Restricted Stock Awards (RSA)

The RSAs granted by the Company to non-employee directors prior to fiscal 2021 vest in four equal installments over a one year vesting term. The RSAs granted by the Company to non-employee directors during and after fiscal 2021 vest in one installment on the earlier of the one-year anniversary date of the grant date or the day preceding the Company’s next annual meeting of stockholders following the date of grant. The following table summarizes the Company’s RSA activity:

Restricted Stock Awards	Awards	Weighted Average Grant Date Fair Value
Outstanding at January 2, 2022	17,609	$53.88
Granted	30,826	35.00
Forfeited	(2,971)	35.00
Vested	(17,609)	52.88
Outstanding at January 1, 2023	27,855	35.00

The total grant date fair value of shares that vested during fiscal 2022 was $0.9 million.

Stock Options

The following table summarizes stock option activity:

Stock Options *	Number of Awards	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in Years)	Average Intrinsic Value (in millions)
Outstanding at January 2, 2022	280,232	$35.63
Exercised	(25,169)	11.55
Canceled/Expired	(2,000)
Outstanding at January 1, 2023	253,063	38.20	4.9	$1.7

Exercisable at January 1, 2023	253,063	38.20	5.0	$1.7

* IAA awards, including those held by KAR employees.

23

IAA, Inc.

Notes to Consolidated Financial Statements (Continued)

The total intrinsic value of stock options exercised during fiscal 2022 was $0.6 million. The following table summarizes the activity of non-vested stock options:

Stock Options	Number of Awards	Weighted Average Grant-Date Fair Value
Outstanding at January 2, 2022	59,018	$46.97
Vested	(59,018)	46.97
Outstanding at January 1, 2023	—	—

Employee Stock Purchase Plan

The Company adopted the IAA, Inc. Employee Stock Purchase Plan (“ESPP”) on August 1, 2019. The ESPP was suspended in December 2022 pursuant to the Merger Agreement. The ESPP was designed to provide an incentive to attract, retain and reward eligible employees and was intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The ESPP provided for one month offering periods with a 15% discount from the fair market value of the Company’s share on the date of purchase. A participant’s annual contribution to the ESPP could not exceed $25,000 per year. In accordance with ASC 718, Compensation—Stock Compensation, the entire 15% purchase discount was recorded as compensation expense in the period of purchase. The Company’s stock purchased through the ESPP was considered outstanding and was included in the weighted-average outstanding shares for purposes of computing basic and diluted earnings per share. Stock-based compensation expense recorded during fiscal 2022, 2021 and 2020, in connection with the compensatory elements of the Company’s employee stock purchase plan, was not significant.

Note 6—Net Income Per Share

Basic net income per share was calculated by dividing net income by the weighted average number of outstanding common shares for the period. Diluted net income per share was calculated consistent with basic net income per share and includes the effect of dilutive unissued common shares related to the Company’s stock-based employee compensation program. The effect of stock options and restricted stock on net income per share-diluted is determined through the application of the treasury stock method, whereby net proceeds received by the Company based on assumed exercises are hypothetically used to repurchase the Company’s common stock at the average market price during the period.

The following table summarizes the components of basic and diluted net income per share (in millions except per share amounts):

	Fiscal Years Ended
	January 1, 2023	January 2, 2022	December 27, 2020
Net income	$292.4	$294.4	$194.8

Weighted average common shares outstanding:
Basic	133.9	134.7	134.1
Effect of dilutive stock options and restricted stock awards	0.2	0.6	1.0
Diluted	134.1	135.3	135.1

Net income per share:
Basic	$2.18	$2.18	$1.45
Diluted	$2.18	$2.18	$1.44

24

IAA, Inc.

Notes to Consolidated Financial Statements (Continued)

The weighted number of shares outstanding used in the calculation of diluted earnings per share does not include the effect of the following anti-dilutive securities and awards subject to performance conditions which have not been fully satisfied at the end of respective reporting periods:

	Fiscal Years Ended
	January 1, 2023	January 2, 2022	December 27, 2020
Anti-dilutive awards	0.3	—	0.2
Awards subject to performance conditions not fully satisfied	0.3	0.2	0.1
	0.6	0.2	0.3

Share Repurchase Program

On August 2, 2021, the Company’s Board of Directors authorized a share repurchase program under which the Company can repurchase up to $400.0 million (exclusive of fees and commissions) of shares of its common stock (the “Repurchase Program”). The Repurchase Program expires on August 3, 2026. The shares under the Repurchase Program may be repurchased through open market, privately negotiated transactions, accelerated share repurchase transactions or other means, including under plans complying with the provisions of Rule 10b5-1 of the Securities Exchange Act of 1934. The timing and amount of common stock to be repurchased under this Repurchase Program will be subject to the discretion of the Company based upon market conditions and other opportunities the Company may have to deploy capital. The Repurchase Program does not obligate the Company to acquire any specific number of shares of its common stock, and the Repurchase Program may be suspended or discontinued at any time.

Pursuant to the Repurchase Program, the Company repurchased 751,285 shares of its common stock for an aggregate gross purchase price of approximately $27.2 million during fiscal 2022 and 677,854 shares for a gross purchase price of approximately $34.0 during fiscal 2021. As of January 1, 2023, approximately $338.8 million remained available under the Repurchase Program. Pursuant to the Merger Agreement, the Company is restricted from repurchasing shares of its common stock without RBA’s prior consent.

Note 7—Accounts Receivable and Allowance for Credit Losses

Components of accounts receivable, net were as follows (in millions):

	Fiscal Years Ended
	January 1, 2023	January 2, 2022
Advance charges receivable	$319.6	$322.7
Trade accounts receivable	131.2	139.8
Other receivable	4.2	12.3
Accounts receivable, gross	455.0	474.8
Less: Allowance for credit losses	(9.8)	(9.1)
Accounts receivable, net	$445.2	$465.7

25

IAA, Inc.

Notes to Consolidated Financial Statements (Continued)

The following is a summary of changes in the allowance for credit losses related to accounts receivable (in millions):

	Fiscal Years Ended
	January 1, 2023	January 2, 2022	December 27, 2020
Allowance for Credit Losses
Balance at beginning of period	$9.1	$8.0	$4.2
Provision for credit losses	1.4	1.4	4.4
Less net charge-offs	(0.7)	(0.3)	(0.6)
Balance at end of period	$9.8	$9.1	$8.0

Recoveries of accounts receivable were netted with charge-offs, as they were not material. Changes in exchange rates did not have a material effect on the allowance for credit losses.

Note 8—Goodwill and Other Intangible Assets

Goodwill represents the excess cost over fair value of identifiable net assets of businesses acquired. Changes in goodwill were as follows (in millions):

	United States	International	Total
Balance at December 27, 2020	$496.0	$46.3	$542.3
Increase for acquisition activities (Note 4)	2.6	256.6	259.2
Currency translation adjustments	—	(4.0)	(4.0)
Balance at January 2, 2022	$498.6	$298.9	$797.5
Measurement period adjustments (Note 4)	—	0.2	0.2
Currency translation adjustments	—	(30.2)	(30.2)
Balance at January 1, 2023	$498.6	$268.9	$767.5

During the third quarter of fiscal 2022, the Company updated its forecasts which resulted in a decline in the International reporting unit’s operating results and projections. The Company identified this as a triggering event and determined that the carrying amount of the International reporting unit’s goodwill should be evaluated for impairment at October 2, 2022. The impairment test indicated that the fair value of the International reporting unit exceeded its carrying value and therefore no goodwill impairment was recorded.

During the fourth quarter of fiscal 2022, the Company performed a qualitative assessment for both the United States reporting unit and the International reporting unit. Based on this assessment, the Company concluded no impairment was required.

Components of intangible assets, net were as follows (in millions):

	January 1, 2023			January 2, 2022
	Gross Carrying Amount	Accumulated Amortization	Carrying Value	Gross Carrying Amount	Accumulated Amortization	Carrying Value
Customer relationships	$373.4	$(351.3)	$22.1	$376.3	$(341.5)	$34.8
Tradenames	68.5	(4.2)	64.3	69.1	(2.2)	66.9
Computer software & technology	352.7	(253.9)	98.8	301.7	(205.9)	95.8
Total	$794.6	$(609.4)	$185.2	$747.1	$(549.6)	$197.5

The table above includes the carrying amount of tradenames with an indefinite life, which was $56.0 million at each of January 1, 2023 and January 2, 2022. The weighted-average remaining useful life of intangible assets with a finite life was 2.7 years (3.7 years for customer relationships, 4.5 years for amortizable tradenames, and 2.3 years for computer software and technology) at January 1, 2023.

26

IAA, Inc.

Notes to Consolidated Financial Statements (Continued)

Amortization expense for intangibles assets was $62.5 million, $44.9 million and $38.1 million for the years ended January 1, 2023, January 2, 2022 and December 27, 2020, respectively. Future estimated amortization expense of the existing intangible assets with finite life is as follows:

Amount
Fiscal year 2023	$60.8
Fiscal year 2024	41.3
Fiscal year 2025	20.3
Fiscal year 2026	3.2
Fiscal year 2027	0.8
Thereafter	2.8
Total	$129.2

Note 9—Property and Equipment

Property and equipment consisted of the following (in millions):

	Useful Lives (in years)	January 1, 2023	January 2, 2022
Land		$177.0	$168.4
Building and leasehold improvements	1 - 30	354.0	328.2
Furniture, fixtures, equipment and vehicles	3 - 5	372.5	349.5
Construction in progress		51.0	23.9
		954.5	870.0
Accumulated depreciation		(570.7)	(531.9)
Property and equipment, net		$383.8	$338.1

Depreciation expense for the years ended January 1, 2023, January 2, 2022 and December 27, 2020 was $43.1 million, $41.6 million and $42.9 million, respectively.

27

IAA, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 10—Debt

Debt consisted of the following (in millions):

	January 1, 2023	January 2, 2022
2021 Term Loan Facility	633.8	$650.0
2021 Revolving Credit Facility	—	165.0
Notes	500.0	500.0
Total debt	1,133.8	1,315.0
Unamortized debt issuance costs	(10.5)	(13.1)
Current portion of long-term debt	(32.5)	(181.3)
Long-term debt	$1,090.8	$1,120.6

Credit Facility

In connection with the Separation, on June 28, 2019, the Company, as borrower, entered into a credit agreement (the “2019 Credit Agreement”) which provided for, among other things: (i) a seven-year senior secured term loan facility in an aggregate principal amount of $800 million (the “2019 Term Loan Facility”) and (ii) a five-year revolving credit facility in an aggregate principal amount of $225.0 million (the “2019 Revolving Credit Facility,” and together with the Term Loan Facility, the “2019 Credit Facility”). On May 1, 2020, the Company entered into an amendment to its 2019 Credit Agreement to increase the aggregate principal amount able to be borrowed under the 2019 Revolving Credit Facility by $136.0 million to $361.0 million. The 2019 Credit Agreement was terminated on April 30, 2021.

On April 30, 2021, the Company entered into a new credit agreement with JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders from time to time party thereto (the “2021 Credit Agreement”). The 2021 Credit Agreement provides for, among other things: (i) a senior secured term loan in an aggregate principal amount of $650 million (the “2021 Term Loan Facility”) and (ii) a senior secured revolving credit facility with revolving commitments in an aggregate principal amount of $525 million (the “2021 Revolving Credit Facility” and, together with the 2021 Term Loan Facility, the “2021 Credit Facility”). Borrowing availability under the 2021 Revolving Credit Facility is subject to no default or event of default under the 2021 Credit Agreement having occurred at the time of borrowing. The proceeds of the 2021 Credit Facility were used, along with cash on hand, to repay in full all outstanding borrowings under the Company’s 2019 Term Loan Facility under its 2019 Credit Agreement. Future borrowings under the 2021 Revolving Credit Facility are expected to be used for the Company’s ongoing working capital needs and general corporate purposes. The 2021 Credit Facility matures on April 30, 2026.

Borrowings under the 2021 Credit Agreement bore interest from April 30, 2021 until November 2, 2021, at a rate equal to either, (A) at the Company’s option, the highest of the prime rate, the Federal Funds Rate plus 0.5%, or one-month LIBOR plus 1.00% (the “Base Rate”) for base rate borrowings, or (B) one-month LIBOR for eurodollar borrowings, in each case, plus an applicable margin of 0.75% with respect to Base Rate borrowings and 1.75% with respect to eurodollar borrowings. Subsequent to November 2, 2021, borrowings under the 2021 Credit Agreement bear interest at (A) the Base Rate or (B) LIBOR, in each case plus an applicable margin ranging from 0.375% to 1.25% with respect to Base Rate borrowings and 1.375% to 2.25% with respect to eurodollar borrowings, in each case, depending on the Company’s Consolidated Net Leverage Ratio (as defined in the 2021 Credit Agreement). The 2021 Credit Agreement contains additional procedures for transition to a benchmark rate other than one-month LIBOR for eurodollar borrowings. The unused amount of the 2021 Revolving Credit Facility is subject to a commitment fee ranging from 0.175% and 0.30% depending on the Company’s Consolidated Net Leverage Ratio.

As of January 1, 2023, the interest rate per annum for the 2021 Term Loan Facility and 2021 Revolving Credit Facility was 5.76%.

28

IAA, Inc.

Notes to Consolidated Financial Statements (Continued)

The 2021 Credit Agreement requires the Company to comply with certain financial covenants, including a requirement that the Company’s Consolidated Net Leverage Ratio not exceed 4:00 to 1:00 as of the last day of any fiscal quarter, subject to certain exceptions for qualifying material acquisitions. Consolidated Net Leverage Ratio is defined as the ratio of Consolidated Total Debt (as defined in the 2021 Credit Agreement) to Consolidated EBITDA (as defined in the 2021 Credit Agreement). The 2021 Credit Agreement also contains other affirmative and negative covenants that are usual and customary for a senior secured credit agreement. The negative covenants include limitations on (i) the disposition of assets, (ii) mergers and acquisitions, (iii) restricted payments, including payment of future dividends, distributions and stock repurchases by the Company, (iv) the incurrence of additional indebtedness, (v) permitted acquisitions and investments and (vi) the incurrence of additional liens on property. The 2021 Credit Agreement includes customary events of default.

During the fiscal year 2021, the Company incurred debt issuance costs of $4.8 million in relation to the 2021 Credit Agreement which are included within the long-term debt line of the consolidated balance sheets, and recognized a loss of $10.3 million on early extinguishment of the 2019 Credit Facility which is included within the interest expense, net line of the consolidated statements of income.

Notes

In connection with the Separation, the Company issued $500.0 million aggregate principal amount of 5.500% Senior Notes due 2027 (the “Notes”) on June 6, 2019 (the “Closing Date”) in a private offering exempt from the registration requirements of the Securities Act. The Notes were issued pursuant to an indenture, dates as of the Closing Date (“the Indenture”). Interest on the Notes is due in cash on June 15 and December 15 of each year at a rate of 5.500% per annum. The Notes mature on June 15, 2027. The net proceeds from the Notes offering, together with borrowings under the 2019 Term Loan Facility, were used to make a cash distribution to KAR and to pay fees and expenses related to the Separation and Distribution.

Under certain circumstances, the Indenture permits the Company to designate certain of the Company’s subsidiaries as unrestricted subsidiaries, which subsidiaries will not be subject to the covenants in the Indenture and will not guarantee the Notes. The Notes are the general unsecured senior obligations of the Company and such obligations are guaranteed by the Subsidiary Guarantors. Each guarantee is the general unsecured senior obligation of each Subsidiary Guarantor. The Notes and the related guarantees rank equal in right of payment with all of the Company’s and the Subsidiary Guarantors’ unsubordinated indebtedness. The Notes are structurally subordinated in right of payment to all indebtedness and other liabilities of the Company’s subsidiaries that will not be Subsidiary Guarantors and effectively junior in right of payment to all of the Company’s and the Guarantors’ secured indebtedness to the extent of the value of the collateral securing such indebtedness, including indebtedness under the Credit Facility.

At any time on or after June 15, 2022, the Company may, at its option, redeem the Notes in whole or in part at the prices set forth in the Indenture.

In the event of a Change of Control Repurchase Event (as defined in the Indenture), unless the Company has previously or concurrently delivered a redemption notice with respect to all the outstanding Notes, the Company is required to make an offer to repurchase all of the Notes at 101% of their aggregate principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date. If the Company sells assets outside the ordinary course of business and does not use the net proceeds for specified purposes under the Indenture, the Company may be required to use such net proceeds to make an offer to repurchase the Notes at 100% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase.

The Indenture contains covenants which, among other things, limit the Company and its restricted subsidiaries’ ability to pay dividends on or make other distributions in respect of equity interests or make other restricted payments, make certain investments, incur liens on certain assets to secure debt, sell certain assets, consummate certain mergers or consolidations or sell all or substantially all assets, or designate subsidiaries as unrestricted. The Indenture also provides for customary events of default, including non-payment of principal, interest or premium, failure to comply with covenants, and certain bankruptcy or insolvency events.

29

IAA, Inc.

Notes to Consolidated Financial Statements (Continued)

Canadian Credit Facility

On July 7, 2020, the Company entered into a credit agreement which provides for a revolving credit facility in an aggregate principal amount of $10.0 million Canadian dollars (the “Canadian Credit Facility”). The Canadian Credit Facility was terminated on May 5, 2021.

Other

At January 1, 2023, the Company had outstanding letters of credit in the aggregate amount of $5.5 million, all of which reduce the amount available for borrowings under the 2021 Revolving Credit Facility.

Fair Value of Debt

The estimated fair value of the Company’s 2021 Term Loan Facility and 2021 Revolving Credit Facility approximated book value as the interest rate is variable in nature.

The estimated fair value of the Company’s Notes as of January 1, 2023 and January 1, 2022 was $485.0 million and $517.5 million, respectively. The estimate of fair value of the Company’s Notes was based on broker-dealer quotes and is considered Level 2 fair value measurements in the fair value hierarchy.

Future Principal Payments

At January 1, 2023, aggregate future principal payments on long-term debt are as follows (in millions):

Amount
Fiscal year 2023	$32.5
Fiscal year 2024	28.4
Fiscal year 2025	48.8
Fiscal year 2026	524.1
Fiscal year 2027	500.0
Total	$1,133.8

Note 11—Leases

The Company leases property, software, automobiles, trucks and trailers, pursuant to operating lease agreements. The Company also leases furniture, fixtures and equipment under finance leases. The leases have varying remaining lease terms with leases expiring through 2092, some of which include options to extend the leases.

30

IAA, Inc.

Notes to Consolidated Financial Statements (Continued)

The components of leases expense were as follows (in millions):

	Fiscal Years Ended
	January 1, 2023	January 2, 2022	December 27, 2020
Operating lease cost	$178.3	$153.9	$136.7
Finance lease cost:
Amortization of right-of-use assets	11.4	12.3	14.5
Interest on lease liabilities	0.7	0.8	0.9
Short-term lease cost	4.3	6.9	4.7
Total lease cost	$194.7	$173.9	$156.8

Supplemental cash flow information related to leases was as follows (in millions):

	Fiscal Years Ended
	January 1, 2023	January 2, 2022	December 27, 2020
Cash paid for amounts included in measurement of lease liabilities:
Operating cash flows related to operating leases	$182.6	$147.0	$130.9
Operating cash flows related to finance leases	$0.7	$0.8	$1.0
Financing cash flows related to finance leases	$11.3	$12.7	$14.3
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$280.8	$256.6	$291.7
Finance leases	$12.5	$17.6	$18.1

31

IAA, Inc.

Notes to Consolidated Financial Statements (Continued)

Supplemental balance sheet information related to leases was as follows (in millions, except lease term and discount rate):

	January 1, 2023	January 2, 2022
Operating Leases
Operating lease right-of-use assets	$1,543.5	$1,262.7
Accumulated amortization	(339.6)	(238.3)
Operating lease right-of-use assets, net	$1,203.9	$1,024.4
Other accrued expenses	$87.6	$94.3
Operating lease liabilities	1,165.0	984.8
Total operating lease liabilities	$1,252.6	$1,079.1
Finance Leases
Property and equipment, gross	$156.6	$157.6
Accumulated depreciation	(133.5)	(120.6)
Property and equipment, net	$23.1	$37.0
Other accrued expenses	$9.1	$10.9
Other liabilities	13.8	23.5
Total finance lease liabilities	$22.9	$34.4
Weighted Average Remaining Lease Term (Years)
Operating leases	12.53	11.89
Finance leases	2.81	3.52
Weighted Average Discount Rate
Operating leases	5.6%	5.4%
Finance leases	2.4%	2.5%

32

IAA, Inc.

Notes to Consolidated Financial Statements (Continued)

Maturities of lease liabilities as of January 1, 2023 are as follows (in millions):

	Operating Leases	Finance Leases
2023	$156.1	$9.1
2024	157.1	8.4
2025	148.5	4.2
2026	143.2	2.0
2027	135.5	—
Thereafter	1,057.1	—
	$1,797.5	$23.7
Less: imputed interest	544.9	0.8
Total	$1,252.6	$22.9

Note 12—Income Taxes

The components of income before income taxes and the provision for income taxes are as follows (in millions):

	Fiscal Years Ended
	January 1, 2023	January 2, 2022	December 27, 2020
Income before income taxes:
Domestic	$352.0	$364.4	$233.9
Foreign	9.4	23.6	23.1
Total	$361.4	$388.0	$257.0
Income tax expense (benefit):
Current:
Federal	$61.3	$73.2	$45.0
Foreign	6.3	6.1	5.1
State	7.2	15.0	10.1
Total current provision	74.8	94.3	60.2
Deferred:
Federal	(2.4)	0.2	2.1
Foreign	(2.3)	(0.1)	0.2
State	(1.1)	(0.8)	(0.3)
Total deferred (benefit) provision	(5.8)	(0.7)	2.0
Income tax expense	$69.0	$93.6	$62.2

33

IAA, Inc.

Notes to Consolidated Financial Statements (Continued)

The provision for income taxes was different from the U.S. federal statutory rate applied to income before taxes and is reconciled as follows:

	Fiscal Years Ended
	January 1, 2023	January 2, 2022	December 27, 2020
Statutory rate	21.0%	21.0%	21.0%
State and local income taxes, net	2.6%	3.0%	3.2%
Reserves for tax exposures	0.2%	0.4%	0.2%
International operations	0.6%	0.2%	0.6%
FDII, GILTI	(4.4)%	(0.2)%	(0.1)%
Non deductible executive compensation	0.1%	0.3%	0.1%
Stock-based compensation	0.1%	(0.1)%	(0.2)%
Impact of law and rate change	(0.4)%	(0.2)%	—%
Other, net	(0.7)%	(0.3)%	(0.6)%
Effective rate	19.1%	24.1%	24.2%

The effective tax rate for fiscal 2022 was favorably impacted by a $15.1 million adjustment for Foreign Derived Intangible Income (“FDII”), of which $9.4 million was recorded discretely, which was partially offset by the net Global Intangible Low-Taxed Income (“GILTI”).

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the net deferred tax assets.

The Company offsets all deferred tax assets and liabilities by jurisdiction, as well as any related valuation allowance, and presents them as a single non-current deferred income tax liability. Deferred tax assets and deferred tax liabilities are comprised of the following: (in millions):

34

IAA, Inc.

Notes to Consolidated Financial Statements (Continued)

	January 1, 2023	January 2, 2022
Gross deferred tax assets:
Right-of-use liabilities	$312.6	$271.5
Allowances for accounts receivable	2.1	2.0
Accruals and liabilities	7.2	10.0
Employee benefits and compensation	4.1	4.6
Losses carried forward	0.7	0.1
Other	3.4	3.9
Total gross deferred tax assets	330.1	292.1
Deferred tax asset valuation allowance	(0.2)	(0.1)
Net deferred tax assets	329.9	292.0
Gross deferred tax liabilities:
Right-of-use assets	(296.1)	(256.7)
Property and equipment	(17.4)	(22.4)
Goodwill and intangible assets	(68.1)	(72.9)
Other	(15.2)	(14.8)
Total	(396.8)	(366.8)
Net deferred tax liabilities	$(66.9)	$(74.8)

Permanently reinvested undistributed earnings of the Company’s foreign subsidiaries were approximately $144.7 million for the year ended January 1, 2023. Because these amounts have been or are expected to be permanently reinvested in properties and working capital, the Company has not recorded the deferred taxes associated with these earnings. If the undistributed earnings of foreign subsidiaries were to be remitted, state and local income tax expense and withholding tax expense would need to be recognized, net of any applicable foreign tax credits. It is not practical for the Company to determine the additional tax that would be incurred upon remittance of these earnings.

Tax payments for fiscal years ended January 1, 2023, January 2, 2022, and December 27, 2020, were $84.6 million, $90.0 million, and $59.7 million, respectively.

The Company applies the provisions of ASC 740, Income Taxes. ASC 740 clarifies the accounting and reporting for uncertainty in income taxes recognized in an enterprise’s financial statements. These provisions prescribe a comprehensive model for the financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken on income tax returns.

A reconciliation of the beginning and ending amount of unrecognized tax benefits from uncertain tax positions is as follows (in millions):

	January 1, 2023	January 2, 2022
Balance at beginning of period	$6.0	$4.1
Increase in prior year tax positions	—	0.6
Decrease in prior year tax positions	(0.2)	—
Increase in current year tax positions	2.4	1.9
Decrease in current year tax positions	(0.3)	—
Lapse in statute of limitations	(1.0)	(0.6)
Balance at end of period	$6.9	$6.0

35

IAA, Inc.

Notes to Consolidated Financial Statements (Continued)

The total amount of unrecognized tax benefits that, if recognized, would affect the Company’s effective tax rate was $5.9 million and $5.1 million at January 1, 2023, and January 2, 2022, respectively.

The Company records interest and penalties associated with the uncertain tax positions within the Company’s provision for income taxes on the consolidated statements of income. The Company had reserves totaling $0.2 million at each of January 1, 2023 and January 2, 2022 associated with interest and penalties, net of tax.

The provision for income taxes involves management judgment regarding the interpretation of relevant facts and laws in the jurisdictions in which the Company operates. Future changes in applicable laws, projected levels of taxable income, and tax planning could change the effective tax rate and tax balances recorded by us. In addition, U.S. and non-U.S. tax authorities periodically review income tax returns filed by us and can raise issues regarding the Company’s filing positions, timing and amount of income or deductions, and the allocation of income among the jurisdictions in which the Company operates. A significant period of time may elapse between the filing of an income tax return and the ultimate resolution of an issue raised by a revenue authority with respect to that return. In the normal course of business, the Company is subject to examination by taxing authorities in the U.S., Canada, and the United Kingdom. In general, the examination of our material tax returns is complete for the years prior to 2019.

Based on the potential outcome of the Company’s tax examinations and the expiration of the statute of limitations for specific jurisdictions, it is reasonably possible that the currently remaining unrecognized tax benefits will change within the next 12 months. The associated net tax impact on the reserve balance is estimated to be in the range of a $1.0 million to $1.5 million decrease.

Note 13—Employee Benefit Plans

401(k) Plan

The Company maintains a defined contribution 401(k) plan that covers substantially all U.S. employees. Participants are generally allowed to make non-forfeitable contributions up to the annual IRS limits. The Company matches 100 percent of the amounts contributed by each individual participant up to 4 percent of the participant’s compensation. Participants are 100 percent vested immediately in the Company’s contributions. The Company’s defined contribution 401(k) plan has been effective since June 2019. For the years ended January 1, 2023, January 2, 2022, and December 27, 2020, amounts contributed to the 401(k) plan were $6.7 million, $5.3 million and $4.8 million, respectively.

Note 14—Commitments and Contingencies

The Company is and may from time to time become involved in litigation and disputes arising in the ordinary course of business, such as actions related to injuries; property damage; handling, storage or disposal of vehicles; environmental laws and regulations; and other litigation incidental to the business. Management considers the likelihood of loss or the incurrence of a liability, as well as the ability to reasonably estimate the amount of loss, in determining loss contingencies. The Company accrues an estimated loss contingency when it is probable that a liability has been incurred and the amount of loss (or range of possible losses) can be reasonably estimated. Management regularly evaluates current information available to determine whether accrual amounts should be adjusted. Accruals for contingencies, including litigation and environmental matters, are included in “Other accrued expenses” at undiscounted amounts and exclude claims for recoveries from insurance or other third parties. These accruals are adjusted periodically as assessment and remediation efforts progress, or as additional technical or legal information becomes available. If the amount of an actual loss is greater than the amount accrued, this could have an adverse impact on the Company’s operating results in that period. Such matters are generally not, in the opinion of management, likely to have a material adverse effect on the Company’s financial condition, results of operations or cash flows. Legal fees are expensed as incurred.

36

IAA, Inc.

Notes to Consolidated Financial Statements (Continued)

Pyrite Canyon

In the fourth quarter of fiscal 2020, the Company’s wholly owned subsidiary, Insurance Auto Auctions, Inc. (hereafter “IAAI”), received a letter from the California Department of Toxic Substances Control (the “DTSC”) styled “Draft Imminent and Substantial Endangerment Determination and Order and Remedial Action Order” (the “ Draft Order”) in which the DTSC states that IAAI, along with nine other respondents named in the Draft Order, has been named as a potential responsible party for the release of hazardous substances at the former Universal Propulsion Company site (the “Former UPCo Site”). The Draft Order states that the Former UPCo Site has been identified as contributing to the Pyrite Canyon Plume of hazardous substances by the U.S. Environmental Protection Agency and prescribes initial steps and a schedule for responding to the release of hazardous substances at the Former UPCo Site. The Draft Order further states that IAAI has been identified as a potential responsible party because it is either the company or the successor of a company responsible for a release of hazardous substances at the Former UPCo Site. The Draft Order is currently unsigned and has not been issued by DTSC.

On January 26, 2021, DTSC hosted an informational teleconference for the respondents named in the Draft Order. At the meeting, DTSC described the background and current status at the Former UPCo Site, but did not provide any information related to possible response actions, associated cost estimates or financial liability determinations. DTSC directed the Respondents to provide comments upon the Draft Order. On March 31, 2021, IAAI provided comments to the Draft Order by the deadline imposed upon it by the DTSC, and subsequently made a technical presentation to the DTSC, asking, among other things, that IAAI be removed from the Draft Order. No additional actions regarding IAAI have been taken by DTSC in this matter. The matter remains pending.

The Company does not believe that IAAI should bear any financial liability for actions taken pursuant to the Draft Order because it does not believe that IAAI is the company or a successor of a company responsible for a release of hazardous substances at the Former UPCo Site. IAAI currently leases 50 gross acres of the Former UPCo Site, having commenced a sublease at the location on or about March 1, 2016. At all times since, IAAI has used the site for vehicle storage and general operations. The most significant contaminants at the Former UPCo Site, and the Pyrite Canyon Plume are perchlorate, NDMA and PCBs. These contaminants pre-date IAAI’s occupancy and operations at the Former UPCo Site and are inconsistent with any chemicals stored at the location or used in its operations.

IAAI also tendered this matter to its landlord pursuant to indemnity provisions in its sublease, and to its environmental insurance carrier. IAAI’s landlord responded by tendering its own indemnification demand to IAAI, and IAAI in turn notified its environmental insurance carrier of the same. At this time, the Company does not have adequate information to determine IAAI’s liability, if any, for contamination at the Former UPCo Site.

Lower Duwamish Waterway

Since June 2004, IAAI has operated a branch on property it leases in Tukwila, Washington just south of Seattle. The property is located adjacent to a Superfund site known as the Lower Duwamish Waterway Superfund Site (“LDW Site”). The LDW Site had been designated a Superfund site in 2001, three years prior to IAAI’s tenancy. On March 25, 2008, the United States Environmental Protection Agency, or the “EPA,” issued IAAI a General Notice of Potential Liability, or “General Notice,” pursuant to Section 107(a), and a Request for Information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation, and Liability Act, or “CERCLA,” related to the LDW Site. On November 7, 2012, the EPA issued IAAI a Second General Notice of Potential Liability, or “Second General Notice,” for the LDW Site. The EPA's website indicates that the EPA has issued general notice letters to approximately 116 entities, and has issued Section 104(e) Requests to more than 300 entities related to the LDW Site. In the General Notice and Second General Notice, the EPA informed IAAI that the EPA believed IAAI may be a Potentially Responsible Party, or “PRP,” but the EPA did not specify the factual basis for this assertion. At this time, the EPA still has not specified the factual basis for this assertion and has not demanded that IAAI pay any funds or take any action apart from responding to the Section 104(e) Information Request. Four PRPs, The Boeing Company, the City of Seattle, the Port of Seattle and King County - the Lower Duwamish Waterway Group (“LDWG”), have funded a remedial investigation and feasibility study related to the cleanup of the LDW Site. In December 2014, the EPA issued a Record of Decision (“ROD”), detailing the final cleanup plan for the LDW Site. The ROD estimated the cost of cleanup to be $342 million, with the plan involving dredging of 105 acres, capping 24 acres, and enhanced natural recovery of 48 acres. The estimated length of the cleanup was 17 years, including 7 years of active remediation, and 10 years of monitored natural recovery. The Company is aware that certain authorities may bring natural resource damage claims against PRPs. On February 11, 2016, IAAI received a Notice of Intent letter from the United States National Oceanic and Atmospheric Administration informing IAAI that the Elliott Bay Trustee Council were beginning to conduct an injury assessment for natural resource damages in the LDW. The Notice of Intent indicated that the decision of the trustees to proceed with this natural resources injury assessment followed a pre-assessment screen performed by the trustees. Shortly thereafter, in a letter dated August 16, 2016, EPA issued a status update to the PRPs at the LDW Site. The letter stated that EPA expected the bulk of the pre-remedial design work currently being performed by the LDWG to be completed by the beginning of 2018, with the Remedial Design/Remedial Action (“RD/RA”) phase to follow. The EPA previously anticipated that the pre-design work would be completed sometime during 2018, and the Company is not aware of any further information regarding that schedule. Accordingly, the Company is unable to predict when RD/RA negotiations with all PRPs might begin.

37

IAA, Inc.

Notes to Consolidated Financial Statements (Continued)

In addition, the Washington State Department of Ecology (“Ecology”) is working with the EPA in relation to the LDW Site, primarily to investigate and address sources of potential contamination contributing to the LDW Site. In 2007, IAA installed a stormwater capture and filtration system designed to treat sources of potential contamination before discharge to the LDW Site. The immediate-past property owner, the former property owner and IAAI have had discussions with Ecology concerning possible source control measures, including an investigation of the water and soils entering the stormwater system, an analysis of the source of contamination identified within the system, if any, and possible repairs and upgrades to the stormwater system if required. As of May 31, 2020, IAAI ceased all operations at the site and terminated its remaining lease of the property in June 2020. Accordingly, IAAI submitted a Notice of Termination of its stormwater permit to Ecology, discontinuing IAAI’s ongoing obligations around the stormwater system maintenance and any additional source control measures.

At this time, IAAI has not received any further notices from the EPA and still does not have adequate information to determine IAAI's liability, if any, for contamination at this site, or to estimate the Company's loss as a result of this potential liability which might have been incurred during IAAI’s occupancy.

38

 IAA, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 15—Segment Information

The Company has two operating segments: United States, and International. The Company’s two operating segments represent its two reportable segments. These segments represent geographic areas and reflect how the chief operating decision maker allocates resources and measures results. Both segments earn fees by providing services to buyers and sellers of vehicles sold through its channels.

Intercompany (income) expense related to charges for services provided by the United States segment to the International segment are based on the benefits received. Such services are related to technology and other business support services.

Financial information regarding the Company’s reportable segments is set forth below as of and for the year ended January 1, 2023 (in millions):

	United States	International	Consolidated
Revenues:
Service revenues	$1,539.7	$146.7	$1,686.4
Vehicle sales	161.1	251.4	412.5
Total revenues	1,700.8	398.1	2,098.9
Operating expenses:
Cost of services	874.8	121.7	996.5
Cost of vehicle sales	151.9	215.8	367.7
Selling, general and administrative	189.4	22.7	212.1
Depreciation and amortization	85.3	20.3	105.6
Total operating expenses	1,301.4	380.5	1,681.9
Operating profit	399.4	17.6	417.0
Interest expense, net	51.7	(0.7)	51.0
Other expense (income), net	5.8	(1.2)	4.6
Intercompany (income) expense	(10.3)	10.3	—
Income before income taxes	352.2	9.2	361.4
Income taxes	65.0	4.0	69.0
Net income	$287.2	$5.2	$292.4
Total assets	$2,775.8	$587.1	$3,362.9
Capital expenditures	$166.3	$12.0	$178.3

39

IAA, Inc.

Notes to Consolidated Financial Statements (Continued)

Financial information regarding the Company’s reportable segments is set forth below as of and for the year ended January 2, 2022 (in millions):

	United States	International	Consolidated
Revenues:
Service revenues	$1,429.2	$108.5	$1,537.7
Vehicle sales	134.1	165.6	299.7
Total revenues	1,563.3	274.1	1,837.4
Operating expenses:
Cost of services	776.3	75.2	851.5
Cost of vehicle sales	118.1	143.1	261.2
Selling, general and administrative	178.6	13.7	192.3
Depreciation and amortization	75.9	10.6	86.5
Total operating expenses	1,148.9	242.6	1,391.5
Operating profit	414.4	31.5	445.9
Interest expense, net	58.0	(0.3)	57.7
Other expense (income), net	0.5	(0.3)	0.2
Intercompany (income) expense	(8.5)	8.5	—
Income before income taxes	364.4	23.6	388.0
Income taxes	87.6	6.0	93.6
Net income	$276.8	$17.6	$294.4
Total assets	$2,510.1	$644.2	$3,154.3
Capital expenditures	$124.9	$10.7	$135.6

40

IAA, Inc.

Notes to Consolidated Financial Statements (Continued)

Financial information regarding the Company’s reportable segments is set forth below as of and for the year ended December 27, 2020 (in millions):

	United States	International	Consolidated
Revenues:
Service revenues	$1,134.4	$98.7	$1,233.1
Vehicle sales	80.7	71.1	151.8
Total revenues	1215.1	169.8	1384.9
Operating expenses:
Cost of services	659.8	61.9	721.7
Cost of vehicle sales	64.6	60.6	125.2
Selling, general and administrative	135.0	9.9	144.9
Depreciation and amortization	74.3	6.8	81.1
Total operating expenses	933.7	139.2	1,072.9
Operating profit	281.4	30.6	312.0
Interest expense	56.2	(0.2)	56.0
Other income, net	(0.7)	(0.3)	(1.0)
Intercompany (income) expense	(8.0)	8.0	—
Income before income taxes	233.9	23.1	257.0
Income taxes	56.9	5.3	62.2
Net income	$177.0	$17.8	$194.8
Total assets	$2,341.1	$187.8	$2,528.9
Capital expenditures	$52.3	$17.5	$69.8

Geographic Information

The Company’s international operations include Canada and the U.K. Information regarding the geographic areas of the Company’s operations is set forth below (in millions):

	January 1, 2023	January 2, 2022
Long-lived assets
U.S.	$1,439.1	$1,205.5
Foreign	148.6	157.0
	$1,587.7	$1,362.5

41

IAA, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 16—Subsequent Events

On February 17, 2023, the Company gave conditional notice of optional full redemption pursuant to the Indenture that, subject to the satisfaction or waiver of specified conditions precedent, the Company has elected to redeem (the “Redemption”) on March 20, 2023 or, at the Company’s option, such later date as such conditions are satisfied (the “Redemption Date”) all $500.0 million aggregate principal amount of the Notes.

The redemption is subject to the satisfaction (or waiver by the Company in its sole discretion) of each of the following conditions precedent: (i) the consummation (as and when determined by the Company in its sole and absolute discretion) on or prior (if applicable) to March 20, 2023 (or such later date as may be determined by the Company in its sole and absolute discretion) of the proposed merger discussed in Note 1 - Basis of Presentation on terms and conditions satisfactory in all respects to the Company in its sole and absolute discretion and (ii) the delivery by the Company to U.S. Bank National Association, as trustee (as successor in interest to U.S. Bank National Association, the “Trustee”) of written notice confirming that the condition in the foregoing clause (i) has been satisfied and stating the final Redemption Date and the exact redemption price. In the event that such conditions precedent will not have been so satisfied (or waived by the Company in its sole discretion) by the Redemption Date, the Company will so notify the Trustee and the holders of the Notes, and upon any such notice, the redemption notice shall be rescinded and of no force or effect for any purpose.

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